                                                                     EXHIBIT 4.4

                             SCHEDULE OF DOCUMENTS
                     SUBSTANTIALLY SIMILAR TO EXHIBIT 4.3


     The parties set forth below hold non-callable common stock purchase warrants issued by the registrant pursuant to individual Warrant Agreements. The following is a schedule identifying the other documents omitted and setting forth the material details in which such documents differ from the document a copy of which is filed as Exhibit 4.3 to this Registration Statement:

                         Date of Warrant                                   Shares Issuable
Name                     Agreement                Expiration Date          Upon Exercise      Exercise Price
----                     ---------                ---------------          -------------      --------------
Steve Reid               August 3, 1999           November 2, 2004         25,000             $6.00/share
Madeline Kennally        November 2, 1999         November 2, 2004         10,000             $6.38/share
Stan Brooks              August 16, 1999          November 2, 2004         30,000             $7.50/share
Steve Langhofer          January 26, 2000         November 2, 2004          5,000             $7.00/share
Staci Lowry              September 1, 1999        November 2, 2004          1,000             $6.38/share
Cheniere Energy, Inc.    September 14, 1999       November 2, 2004         50,000             $6.00/share